Exhibit 99.1

Ocean Power Technologies Welcomes Three New Members to its Board of Directors

Hewlett, Purcel & Slaiby Elected as Independent Directors

MONROE TOWNSHIP, N.J., December 23, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced that Clyde W. Hewlett, Diana G. Purcel, and Peter E. Slaiby were elected to its Board of Directors by the Company stockholders at the 2020 Annual General Meeting effective December 23, 2020.

“We are excited to welcome Clyde, Diana, and Pete as new independent directors to the OPT board. These new directors bring valuable expertise in offshore energy, safety, and finance and governance, and join OPT at an exciting time. We have proven products and solutions ready for commercialization, a receptive marketplace, access to capital, and a dedicated and experienced team to continue innovations towards providing ocean energy solutions,” said Terence J. Cryan, Chairman of the Board of OPT. “The Board carefully considered the qualifications and abilities of each new Director this past fall to ensure that we have the right balance of skills and experience to grow and govern the Company effectively. We are pleased that the stockholders agreed with our recommendations to elect them to the Board and look forward to their contributions.”

Clyde Hewlett has more than 40 years of experience in offshore engineering design, manufacturing, and operations, having most recently served from 2015 to 2019 as Chief Operating Officer of Oceaneering International Inc. (NYSE: OII), a global provider of engineered services and products to the offshore energy industry as well as the defense, entertainment, and aerospace industries. Mr. Hewlett has also served on the Board of Directors of Seismic City, Inc. since April 2000. Mr. Hewlett will Chair the Board of Directors’ Health, Safety, and Environment (HSE) Committee.

Diana Purcel has 20 years of experience as a Chief Financial Officer, including 17 years with several small cap publicly traded companies. Ms. Purcel currently serves on the Board of Directors for the Animal Humane Society (since 2017) and Now Boarding (since 2019), and she previously served on the Board of Directors for Multicultural Foodservice and Hospitality Alliance (from 2005 to 2008), including service as the Chair of its Audit Committee. Ms. Purcel will Chair the OPT Board’s Audit Committee and serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

Pete Slaiby has more than 39 years of offshore experience in the oil and gas industry, including several senior executive roles with Royal Dutch Shell (NYSE: RDS.A). Mr. Slaiby serves on the Board of Directors for Glacier Oil and Gas (since 2019) and The Harris School in Houston, Texas (since 2017). During Mr. Slaiby’s tenure as Shell’s Vice President for Alaska Operations, he served on the Board of Directors for the Alaska Oil & Gas Association (from 2009 to 2014) including as its Chairman (in 2014) and served on the Chancellors Advisory Board for University of Alaska – Anchorage (from 2010 to 2013). Mr. Slaiby is currently serving as the Managing Director for Quartz Upstream (since 2017) and is serving as Managing Partner for Floris Energy (since April 2020). Mr. Slaiby will serve on the OPT Board’s Audit Committee and HSE Committee.

At the Annual General Meeting, the stockholders also approved the use of the Company’s new financing facility with Aspire Capital in excess of 19.99 percent of the common stock available on the date that the agreement was executed, approved an increase in the Company’s stock incentive plan used to make equity grants to directors, officers, and employees, ratified the selection of EisnerAmper as the Company’s independent auditor for Fiscal Year 2021, and approved the Company’s executive compensation plan.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com